Exhibit 10.9
AMENDMENT TO THE
EMPLOYMENT AGREEMENT
     THIS AMENDMENT (the “Amendment”) to the Employment Agreement (the “Agreement”), dated as of the 12th day of January, 2004 and amended effective as of the 5th day of February, 2008 and further amended as of the 28th day of October, 2008, between Aspen Insurance U.S. Services, Inc., a Delaware corporation (the “Employer”), and Brian M. Boornazian (the “Executive”), is made effective as of the 31st day of December, 2008:
R E C I T A L S:
     WHEREAS, the Executive and the Employer have entered into a written agreement setting forth the terms and conditions of the Executive’s employment with the Employer and the services to be rendered by him to Aspen Re America Inc. (the “Company”); and
     WHEREAS, the Employer and the Executive have determined that it would be in the best interests of the Executive to amend the Agreement to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     NOW THEREFORE, the Agreement is amended as follows:
     1. Paragraph 6 is amended by adding the following sentences to the end thereof:
     “Payments with respect to reimbursements of expenses shall be made generally within thirty (30) days, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.”
     2. Subparagraph 8(b) is amended by adding the following language to the end of clause (iii):
     “, provided that reimbursement of such unreimbursed business expenses shall be paid generally within thirty (30) days of the date that the Executive presents written expense statements or such other supporting information as the Company may customarily require of its executives for reimbursement of expenses, but in no case later than the last day of the calendar year following the calendar year in which the relevant expense was incurred.”
     3. Paragraph 9 is amended by adding the following clause to the end thereof:
     “; provided that if such release is not executed within seventy-five (75) days of the Executive’s Separation from Service, all amounts payable under this Agreement as a result of such Separation from Service shall be forfeited.”
     4. Subparagraph 13(a) is amended in its entirety so that it shall read as follows:

     “(a) Employer will indemnify and hold the Executive harmless from and against any and all liabilities, suits, claims, actions or causes of actions in favor of the Executive’s immediately prior employer arising from and in connection with the Employer’s employment of the Executive, or any other employee hired by the Employer from the Executive’s immediately prior employer, to the maximum extent permitted under the laws of Connecticut. Such indemnification shall specifically include any claim by the Executive’s immediately prior employer relating to conversations, meetings or actions between the Executive and any other employee of the Executive’s immediately prior employer and accepting employment with the Employer. Such indemnification shall not apply to any such liabilities, suits, claims, actions, causes of actions or debts resulting from or relating to: (i) any action by the Executive constituting gross negligence, fraud or criminal conduct; (ii) any restrictions, covenants, agreements, or limitations relating to the Executive’s execution and delivery of this Agreement; (iii) any action which is in violation of any laws, rules or regulations applicable to the Employer and/or the business of the Employer or (iv) any breach by the Executive of the representations and warranties in paragraph 12.”
     Except as expressly amended herein, the provisions of the Agreement shall remain in full force and effect.
     This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

ASPEN INSURANCE U.S. SERVICES, INC.
By:	/s/ Michael Cain

Date:	December 31, 2008

AGREED AND ACKNOWLEDGED AS
OF THE EFFECTIVE DATE OF THE
AMENDMENT ABOVE WRITTEN:

/s/ Brian Boornazian
Brian M. Boornazian

Date:	December 31, 2008